TERM SHEET

Free Writing Prospectus Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated August 19, 2024

Registration Statement File No. 333-270269

August 19, 2024

$1,250,000,000 5.200% Senior Notes due 2034 (the “2034 Notes”)

$1,000,000,000 5.750% Senior Notes due 2054 (the “2054 Notes”)

TERM SHEET

The following information, filed pursuant to Rule 433 under the Securities Act of 1933, as amended, supplements the Preliminary Prospectus Supplement dated August 19, 2024, filed as part of Registration Statement No. 333-270269. Capitalized terms that are used herein but are not defined shall have the meanings set forth in the Preliminary Prospectus Supplement.

$1,250,000,000 5.200% Senior Notes due 2034 (the “2034 Notes”)

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa2 (Stable) Moody’s / BBB (Stable) S&P / BBB+ (Stable) Fitch

Securities:	$1,250,000,000 5.200% Senior Notes due 2034

Legal Format:	SEC-registered (global) (No. 333-270269)

CUSIP / ISIN No.:	25179M BG7 / US25179MBG78

Trade Date:	August 19, 2024

Expected Settlement Date**:	August 28, 2024 (T+7)

Maturity Date:	September 15, 2034

Coupon:	5.200% per annum (payable semi-annually)

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2025

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Yield:	3.854%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	5.204%

Price To Public:	99.966% of principal amount

Make Whole Call:	At any time prior to June 15, 2034 (three months prior to the maturity date of the 2034 notes), make-whole call as set forth in the Preliminary Prospectus Supplement (at the Treasury Rate plus 25 basis points), plus accrued and unpaid interest to, but not including, the redemption date.

Par Call:	On and after June 15, 2034

Special Mandatory
Redemption:	If, for any reason, the Grayson Mill Acquisition is not completed on or before the Outside Date, or if the Purchase Agreement for the Grayson Mill Acquisition is terminated prior to such date, we will be required to redeem all outstanding 2034 Notes at a special mandatory redemption price equal to 101% of the principal amount of such 2034 Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the Special Mandatory Redemption Date.

Net Proceeds (after underwriting discounts, but before expenses):	$1,241,450,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
BofA Securities, Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Senior Co-Managers:	CIBC World Markets Corp.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC
BOK Financial Securities, Inc.

$1,000,000,000 5.750% Senior Notes due 2054 (the “2054 Notes”)

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa2 (Stable) Moody’s / BBB (Stable) S&P / BBB+ (Stable) Fitch

Securities:	$1,000,000,000 5.750% Senior Notes due 2054

Legal Format:	SEC-registered (global) (No. 333-270269)

CUSIP / ISIN No.:	25179M BH5 / US25179MBH51

Trade Date:	August 19, 2024

Expected Settlement Date**:	August 28, 2024 (T+7)

Maturity Date:	September 15, 2054

Coupon:	5.750% per annum (payable semi-annually)

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2025

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Yield:	4.108%

Spread to Benchmark Treasury:	+165 basis points

Yield to Maturity:	5.758%

Price To Public:	99.882% of principal amount

Make Whole Call:	At any time prior to March 15, 2054 (six months prior to the maturity date of the 2054 notes), make-whole call as set forth in the Preliminary Prospectus Supplement (at the Treasury Rate plus 25 basis points), plus accrued and unpaid interest to, but not including, the redemption date.

Par Call:	On and after March 15, 2054

Special Mandatory
Redemption:	If, for any reason, the Grayson Mill Acquisition is not completed on or before the Outside Date, or if the Purchase Agreement for the Grayson Mill Acquisition is terminated prior to such date, we will be required to redeem all outstanding 2054 Notes at a special mandatory redemption price equal to 101% of the principal amount of such 2054 Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the Special Mandatory Redemption Date

Net Proceeds (after underwriting
discounts, but before expenses):	$990,070,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
BofA Securities, Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Senior Co-Managers:	CIBC World Markets Corp.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC
BOK Financial Securities, Inc.

*

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

We expect that delivery of the notes will be made against payment for the notes on or about August 28, 2024, which will be the seventh business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the business day before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, BofA Securities, Inc. at 1-800-294-1322, Truist Securities, Inc. at 1-800-685-4786 or Wells Fargo Securities, LLC at 1-800-645-3751.

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